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                                                                    EXHIBIT 23.7



                         CONSENT OF SMITH BARNEY INC.

     We hereby consent to the inclusion of our opinion in the Proxy Statement-Prospectus included in the Joint Registration Statement of Eli Lilly and Company and Integrated Medical Systems, Inc. and to all references to our name under the captions "Summary - The Merger - Opinion of Financial Adviser" and "Special Factors to be Considered - Opinion of Financial Advisor" therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

/s/ Smith Barney Inc.

New York, New York
October 25, 1995